Exhibit 99.1

JMP GROUP APPROVES RESTRUCTURING TRANSACTION
TO BECOME PUBLICLY TRADED PARTNERSHIP

SAN FRANCISCO, Aug. 20, 2014 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has approved a transaction whereby JMP Group, or “JMP,” would enter into a series of related and concurrent internal transactions to convert its corporate form into a limited liability company that would be taxed as a partnership, and not as a corporation, for U.S. federal income tax purposes. The proposed restructuring transaction would allow JMP to operate in a more tax efficient manner compared to that afforded by its current structure. If the restructuring is approved by JMP’s stockholders, it is expected that JMP would be able to execute its current business strategy in a manner that would minimize entity-level taxation of its net investment income.

As part of the transaction, JMP has entered into an agreement and plan of merger with a newly formed, wholly owned, limited liability company subsidiary, JMP Group LLC, and a newly formed Delaware corporation and indirect wholly owned subsidiary, JMP Merger Corp.  Subject to the approval of JMP’s stockholders and the decision of its board of directors to complete the transaction, JMP would be merged with and into JMP Merger Corp., with JMP continuing as the surviving entity and as a direct, wholly owned subsidiary of JMP Group LLC (the “Reorganization Transaction”). The Reorganization Transaction, if completed, would result in each share of currently issued and outstanding JMP stock being exchanged for a limited liability company interest in JMP Group LLC. On August 20, 2014, JMP filed a preliminary proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-4 for the Reorganization Transaction.

Following the Reorganization Transaction, JMP Group LLC would hold, through its subsidiaries, including JMP, the assets currently held by JMP. The Reorganization Transaction would have the effect of converting JMP’s top-level form of organization from a corporation to a limited liability company, with such conversion treated as a tax-deferred contribution of JMP common stock to JMP Group LLC for federal and state income tax purposes.

“If this transaction is approved by our stockholders and then completed at the instruction of our board, our dividend payout ratio could increase materially, depending on the mix of earnings from the operating platforms that would remain fully taxed corporations and earnings from net investment income at the publicly traded partnership that will be mostly passed through to shareholders,” said Chairman and Chief Executive Officer Joe Jolson, reiterating comments he previously made regarding the Reorganization Transaction. “Based on our current business mix, adjusted for the restructuring transaction, we believe that the dividend payout ratio could increase to a range of 50% to 70% of operating earnings, from the most recently targeted level of 30% to 35%.”

JMP expects that the Reorganization Transaction, if approved by its stockholders, will be completed by January 1, 2015, provided, however, that JMP’s board of directors may elect to complete the transaction prior to January 1, 2015, or defer completion before or after the stockholder approval or may abandon the Reorganization Transaction at any time.

Stockholder Implications

Because we expect that the Reorganization Transaction will be treated as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC for federal and state income tax purposes, we do not expect that JMP stockholders will recognize any taxable gain or loss upon the consummation of the Reorganization Transaction. In addition, we expect that JMP stockholders will receive a carryover tax basis in the shares of JMP Group LLC received in the one-for-one exchange for shares of JMP Group Inc. and that the capital gains holding period will also carry over.

In the preliminary proxy statement/prospectus that JMP filed in connection with the Reorganization Transaction on August 20, 2014, stockholders are urged to consult with their tax advisors regarding the tax consequences that the Reorganization Transaction will have on them.

It is JMP’s intent that the operations and assets of the new parent company will remain the same as those that exist at JMP prior to any Reorganization Transaction. It is expected that the new parent company, JMP Group LLC, will be listed on the New York Stock Exchange, exactly as JMP is currently listed. However, after the Reorganization Transaction, JMP Group LLC is expected to be treated as a partnership for purposes of federal and state income taxes and, as a result, it will provide its stockholders with an annual Schedule K-1 (IRS Form 1065).

IMPORTANT ADDITIONAL INFORMATION MAY BE FILED WITH THE SEC

This communication is not a solicitation of a proxy from any security holder of JMP. JMP filed a preliminary proxy statement/prospectus with the SEC on August 20, 2014. The merger will be submitted to JMP’s stockholders for their consideration, and in connection with such consideration, JMP and JMP Group LLC expect to file with the SEC a definitive proxy statement/prospectus to be used to solicit JMP stockholder approval of the merger, as well as other relevant documents concerning the proposed merger, as part of a registration statement related to common shares of JMP Group LLC.  Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available, because they will contain important information about JMP, JMP Group LLC and the merger, including its terms and anticipated effects and risks to be considered by JMP’s stockholders in connection with the merger. The proxy statement/prospectus and other documents relating to the merger, when available, may be obtained free of charge from the SEC’s website, at http://www.sec.gov. The documents, when available, may also be obtained free of charge from JMP on its website, at http://www.jmpg.com, or upon written request to JMP Group Inc., Attention: Investor Relations, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, or by calling (415) 835-8900. Information appearing on JMP’s website does not constitute a part of this press release.

PARTICIPANTS IN THE SOLICITATION

JMP and its officers and directors may be deemed to be participants in the solicitation of proxies from JMP stockholders with respect to the merger. Information concerning JMP’s directors and executive officers is set forth in JMP’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 29, 2014, and its Annual Report on Form 10-K, which was filed with the SEC on March 13, 2014. These documents are available free of charge at the SEC’s website, at http://www.sec.gov, or in the investor relations section of JMP’s website, at http://www.jmpg.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the merger, the target date for completing the merger, future potential benefits of the merger, and any other statements about JMP or JMP Group LLC managements’ future expectations, beliefs, goals, plans or prospects constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of JMP or JMP Group LLC managements, based on information currently available to them. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “could,” “will likely result,” “if,” “in the event,” “may,” “might,” “should,” “shall,” “will,” “believe,” “expect,” “anticipate,” “plan,” “predict,” “potential,” “project,” “intend,” “estimate,” “goal,” “objective,” “continue,” or the negatives of these terms and other similar expressions. These forward-looking statements include information about possible or assumed future tax benefits, financial condition, liquidity, results of operations, plans, strategy and objectives. The statements we make regarding the following subject matters are forward-looking by their nature:

●	consummating the merger or the Reorganization Transaction;
●	stockholder approval of the Reorganization Transaction;
●	the decision of the board of directors to complete the Reorganization Transaction;
●	the anticipated benefits of the Reorganization Transaction;
●	the timing of the Reorganization Transaction;
●	the tax treatment of the Reorganization Transaction;
●	the ability to increase the dividend payout ratio; and
●	the ability to list the new parent company on the NYSE.

These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the following:

●	the potential impact of the announcement of the merger or consummation of the merger, including the potential impact to the value of our common stock;
●	changes in our cash or liquidity requirements;
●	changes in tax laws and policies; and
●	economic conditions, including volatility and disruption of the capital and credit markets.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We undertake no duty to update any of these forward-looking statements after the date hereof to conform prior statements to actual results or revised expectations unless otherwise required by law.

About JMP Group

JMP Group Inc. is an investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group operates through three subsidiaries: JMP Securities, Harvest Capital Strategies and JMP Credit Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contact
JMP Group Inc.	Dukas Public Relations

Andrew Palmer	Seth Linden
(415) 835-8978	(212) 704-7385
apalmer@jmpg.com	seth@dukaspr.com

Zach Leibowitz
(212) 704-7385
zach@dukaspr.com

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